Exhibit 99.1

Hennessy Capital Investment Corp. VI Announces Pricing of $300,000,000 Initial Public Offering

New York, NY, September 28, 2021 – Hennessy Capital Investment Corp. VI (the “Company”) announced today that it priced its initial public offering of 30,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “HCVIU” beginning tomorrow, Wednesday, September 29, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant enabling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Company’s Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “HCVI” and “HCVIW,” respectively.

The Company is a blank check company founded by Daniel J. Hennessy and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses in the industrial technology sector.

Citigroup Global Markets Inc. and Barclays Capital Inc. are serving as joint book-running managers for the offering and D.A. Davidson & Co. and Northland Capital Markets are serving as co-managers for the offering. The Company has granted the underwriters a 45-day option, exercisable from the date of the prospectus, to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800- 831-9146; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 888-603-5847, or by email at Barclaysprospectus@broadridge.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on September 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated closing date and use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms or timing described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

CODY SLACH

Gateway IR

P: (949) 574-3860

E: HCVI@gatewayir.com